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		Exhibit No. 	99.1

FOR IMMEDIATE RELEASE:  Monday, February 13, 2006


VERSAR, INC. ANNOUNCES IMPROVED SECOND QUARTER RESULTS

Springfield, VA, Monday, February 13, 2006 -- VERSAR, Inc. (Amex: VSR) today announced the financial results for the second quarter of its fiscal year ending December 30, 2005.
Net revenue and net income improved substantially compared to last quarter. Net Revenue for the second quarter of fiscal year 2006 was $9,108,000, a 4% increase over that reported in the second quarter of fiscal year 2005 while gross revenue fell to $16,571,000 from $18,956,000. The decline in year on year gross revenue is due to the Federal funding delays for several large projects. Net income improved four-fold from the first quarter of fiscal year 2006. For the second quarter of fiscal year 2006, net income was $518,000, or $0.06 per share, compared to $421,000, or $0.05 per share, in the second quarter of fiscal year 2005. Operating income for the second quarter of fiscal year 2006 improved 29% to $697,000 compared to $542,000 in the second quarter of fiscal year 2005.

Versar's improved performance during the second quarter of fiscal year 2006 is the result of increased net revenue (increased direct labor) and cost structure adjustments, including lower real estate costs, made late in fiscal year 2005 and during the first quarter of fiscal year 2006.

Dr. Ted Prociv, President and CEO of Versar said, "I am very pleased with our improved financial results for the second quarter, despite the lower level of gross revenue, due to delays in finalizing the Federal budget until late December."

Dr. Prociv further stated, "Our proposal activity continues to be very high. We now have over $14 million in pending large construction projects that we anticipate to be funded during the next few months that should result in a strong second half of fiscal year 2006."

VERSAR, INC., headquartered in Springfield, VA, is a publicly held professional services firm supporting government and industry in national defense/homeland defense programs, environmental health and safety and infrastructure revitalization. VERSAR operates a number of web sites, including the corporate Web sites, http://www.versar.com, http://www.homelanddefense.com, and http://www.geomet.com; and a B2B portal for homeland defense products and services, http://www.nbcprotect.com and http://www.dtaps.com.

This press release contains forward-looking information. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be significantly impacted by certain risks and uncertainties described herein and in Versar's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended July 1, 2005. The forward-looking statements are made as of the date hereof and Versar does not undertake to update its forward-looking statements.



Contact:	James Dobbs	(703) 642-6712
        	Senior Vice President
	      Email: jdobbs@versar.com

Investor Relations Contact:	Andrew J. Kaplan
                              (732) 747-0702
                         	Barry Kaplan Associates
                         	623 River Road
                         	Fair Haven, NJ  07704


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                       VERSAR, INC. AND SUBSIDIARIES
                   Consolidated Statements of Operations
           (Unaudited - in thousands, except per share amounts)

                     For the Three-Month         For the Six-Month
                        Periods Ended               Periods Ended
                   -------------------------   -------------------------
                   December 30, December 31,   December 30, December 31,
                      2005         2004           2005         2004
                   ------------ ------------   ------------ ------------

GROSS REVENUE      $    16,571  $    18,956    $    30,073  $    37,914
Purchased services
 and materials,
 at cost                 7,463       10,164         12,503       20,078
                   ------------ ------------   ------------ ------------
NET SERVICE REVENUE      9,108        8,792         17,570       17,836

Direct costs of
 services and
 overhead                7,030        6,686         13,905       13,724
Selling, general and
 administrative
 expenses                1,381        1,564          2,832        3,054
                   ------------ ------------   ------------ ------------

OPERATING INCOME           697          542            833        1,058

OTHER EXPENSE
Interest expense           (26)          10             (6)          23
                   ------------ ------------   ------------ ------------


INCOME FROM CONTINUING
OPERATIONS                 723          532            839        1,035

LOSS FROM DISCONTINUED
OPERATIONS                (205)        (111)          (205)        (207)
                   ------------ ------------   ------------ ------------

NET INCOME         $       518  $       421    $       634  $       828
                   ============ ============   ============ ============

INCOME PER SHARE
FROM CONTINUING
OPERATIONS - BASIC $      0.09  $      0.07    $      0.10  $      0.13
                   ============ ============   ============ ============

INCOME PER SHARE
FROM CONTINUING
OPERATIONS -
DILUTED            $      0.09  $      0.06    $      0.10  $      0.12
                   ============ ============   ============ ============

NET INCOME PER
SHARE - BASIC      $      0.06  $      0.05    $      0.08  $      0.11
                   ============ ============   ============ ============

NET INCOME PER
SHARE - DILUTED    $      0.06  $      0.05    $      0.07  $      0.10
                   ============ ============   ============ ============

WEIGHTED AVERAGE
NUMBER OF SHARES
OUTSTANDING -
BASIC                    8,053        7,880          8,021        7,862
                   ============ ============   ============ ============

WEIGHTED AVERAGE
NUMBER OF SHARES
OUTSTANDING -
DILUTED                  8,456        8,345          8,515        8,316
                   ============ ============   ============ ============


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